EXHIBIT (h)(1)

                     TRANSFER AGENCY AND SERVICE AGREEMENT
                                    BETWEEN
                              FRONTIER FUNDS, INC.
                                      AND
                          AMERICAN DATA SERVICES, INC.

                                     INDEX
                                     -----

1. TERMS OF APPOINTMENT; DUTIES OF ADS.....................................  3
2. FEES AND EXPENSES.......................................................  4
3. REPRESENTATIONS AND WARRANTIES OF ADS...................................  4
4. REPRESENTATIONS AND WARRANTIES OF THE FUND .............................  5
5. INDEMNIFICATION ........................................................  5
6. COVENANTS OF THE FUND AND ADS...........................................  6
7. TERMINATION OF AGREEMENT................................................  6
8. ASSIGNMENT..............................................................  7
9. AMENDMENT...............................................................  7
10. NEW YORK LAWS TO APPLY.................................................  7
11. MERGER OF AGREEMENT....................................................  7
12. NOTICES................................................................  7
FEE SCHEDULE...............................................................  8
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(A) ACCOUNT MAINTENANCE CHARGE: ...........................................  8
(B) TRANSACTION FEES:......................................................  8
(C) 24 HOUR AUTOMATED VOICE RESPONSE ......................................  9
(D) FUND/SERV..............................................................  9
  FEE INCREASES ...........................................................  9
  -------------

(E) IRA PLAN FEES:.........................................................  9
(F) EXPENSES:.............................................................. 10
(G) SPECIAL REPORTS........................................................ 10
(H) SERVICE DEPOSIT........................................................ 10
(I) CONVERSION CHARGE: (EXISTING FUNDS ONLY, NEW FUNDS PLEASE IGNORE)...... 10
SCHEDULE A ................................................................ 11
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                     TRANSFER AGENCY AND SERVICE AGREEMENT
                     -------------------------------------

     AGREEMENT made the 17th day of March 1999, by and between Frontier Funds, Inc. (the "Fund"), and American Data Services, Inc., a New York corporation having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 109, Hauppauge, New York 11788 ("ADS").

     WHEREAS, the Fund desires to appoint ADS as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and ADS desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. TERMS OF APPOINTMENT; DUTIES OF ADS

     1.01 Subject to the terms and conditions set forth in this agreement, the Fund hereby employs and appoints ADS to act as, and ADS agrees to act as its transfer agent for the Fund's authorized and issued shares of its common stock, ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the fund ("Shareholders") set out in the currently effective Prospectus and statement of additional information ("Prospectus") of the Fund.

     1.02 ADS agrees that it will perform the following services:

     (a) In accordance with procedures established from time to time by agreement between the Fund and ADS, ADS shall:

          (i) receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board of Directors of the Fund (the "Custodian");

         (ii) pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

        (iii) receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefore to the Custodian;

         (iv) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

          (v) effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

         (vi) prepare and transmit payments for dividends and distributions declared by the Fund;

        (vii) maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

       (viii) record the issuance of shares of the Fund and maintain pursuant to Rule 1 7Ad- 1 0(e) under the Securities Exchange Act of 1934 a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. ADS shall also provide the Fund on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund.

     (b) In addition to and not in lieu of the services set forth in the above paragraph (a), ADS shall:

          (i) perform all of the customary services of a transfer agent, dividend disbursing agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases redemption's of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and

         (ii) provide a system and reports which will enable the Fund to monitor the total number of Shares sold in each State.

     (c) In addition, the Fund shall

          (i) identify to ADS in writing those transactions and shares to be treated as exempt from blue sky reporting for each State and

         (ii) verify the establishment of such transactions for each state on the system prior to activation and thereafter monitor the daily activity for each State as provided by ADS. The responsibility of ADS for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

     Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and ADS.

2. FEES AND EXPENSES

     2.01 For performance by ADS pursuant to this Agreement, the Fund agrees to pay ADS an annual maintenance fee for each Shareholder account and transaction fees for each portfolio or class of shares serviced under this Agreement, as set out in the fee schedule attached hereto. Such fees and out-of pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and ADS.

     2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse ADS for out-of-pocket expenses or advances incurred by ADS for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by ADS at the request or with the consent of the Fund, will be reimbursed by the Fund.

     2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to ADS by the Fund at least seven (7) days prior to the mailing date of such materials.

3. REPRESENTATIONS AND WARRANTIES OF ADS

     ADS represents and warrants to the Fund that:

     3.01 It is empowered under applicable laws and by its charter and by-laws to enter into and perforrn this Agreement.

     3.02 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     3.03 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     3.04 ADS is duly registered as a transfer agent under the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF THE FUND

     The Fund represents and warrants to ADS that:

     4.01 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

     4.02 All proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

     4.03 It is an open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act").

     4.04 A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5. INDEMNIFICATION

     5.01 ADS shall not be responsible for, and the Fund shall indemnify and hold ADS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

     (a) All actions of ADS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct.

     (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack good faith, gross negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

     (c) The reliance on or use by ADS or its agents or subcontractors of information, records and documents which (i) are received by ADS or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

     (d) The reliance on, or the carrying out by ADS or its agents or subcontractors of any instructions or requests of the Fund.

     (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

     5.02 ADS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by ADS as a result of ADS's lack of good faith, gross negligence or willful misconduct.

     5.03 At any time ADS may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by ADS under this Agreement, and ADS and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. ADS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided ADS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. ADS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the of ficers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

     5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

     5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party of seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

6. COVENANTS OF THE FUND AND ADS

     6.01 The Fund shall promptly furnish to ADS a certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of ADS and the execution and delivery of this Agreement.

     6.02 ADS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     6.03 ADS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, ADS agrees that all such records prepared or maintained by ADS relating to the services to be performed by ADS hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

     6.04 ADS and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, ADS will endeavor to notify the Fund and to secure instructions from an authorized of ficer of the Fund as to such inspection. ADS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify the Fund of any unusual request to inspect or copy the shareholder records of the Fund or the receipt of any other unusual request to inspect, copy or produce the records of the Fund.

7. TERMINATION OF AGREEMENT

     7.01 This Agreement shall become effective as of the date hereof and shall remain in force for a period of three (3) years, provided however, that both parties to this Agreement have the option to terminate the Agreement upon ninety
(90) days prior written notice.

     7.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, ADS reserves the right to charge for any other reasonable expenses associated with such termination.

8. ASSIGNMENT

     8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

9. AMENDMENT

     9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

10. NEW YORK LAWS TO APPLY

     10.01 The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

11. MERGER OF AGREEMENT

     11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

12. NOTICES.

     All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:                                    To the Administrator:
   James R. Fay                                    Michael Miola
   President                                       President
   Frontier Funds, Inc.                            American Data Services, Inc.
   101 W. Wisconsin Avenue                         150 Motor Parkway, Suite 109
   Pewaukee, WI 53072                              Hauppauge, NY 11788

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

          FRONTIER FUNDS, INC.                AMERICAN DATA SERVICES, INC.

     /s/ James R. Fay                            /s/ Michael Miola
By:------------------------------            By:------------------------------
        James R. Fay, President                  Michael Miola, President

                                  FEE SCHEDULE

     For the services rendered by ADS in its capacity as transfer agent, the Fund shall pay ADS, within ten (10) days after receipt of an invoice from ADS at the beginning of each month, a fee, calculated as a combination of account maintenance charges plus transaction charges as follows:

(a) ACCOUNT MAINTENANCE CHARGE:
The greater of (No prorating for partial months):

(l) Minimum maintenance charge per portfolio/class $1,417.98/ month

                                      OR,

(2) Based upon the total of all open/closed accounts (1)<F14> per portfolio/ class upon the following annual rates billed monthly):

FUND TYPE:
----------
Dividend calculated and
paid annually, semi-annually, quarterly...........$ 9.00 per account
Dividend calculated and paid monthly..............$10.50 per account
Dividend accrued daily and paid monthly ..........$14.00 per account

Closed accounts ......$ 2.00 per account (2)<F15>

(1)<F14> All accounts closed during a month will be considered as open accounts for billing purposes in the month the account is closed.

(2)<F15> Closed accounts remain on the shareholder files until all 1099's and 5498's have been distributed to the shareholders and send via mag-media to the IRS.

                                     PLUS,

TRANSACTION FEES:
Trade Entry (purchase/liquidation) and
  maintenance transactions ................................ $ 1.50 each
New account set-up ........................................ $ 3.00 each
Customerservice calls ..................................... $ 1.25 each
Correspondence/ information requests ...................... $ 1.75 each (2)<F15>
Check preparation ......................................... $  .50 each
Liquidation's paid by wire transfer ....................... $ 3.00 each
ACH charge ................................................ $  .45 each
SWP ....................................................... $ 1.00 each

(c) 24 HOUR AUTOMATED VOICERESPONSE:

Initial set-up (one-time) charge per portfolio - $750.00

Monthly maintenance charge per portfolio - $50.00

All calls processed through automated voice response will be billed as a customer service call listed above.

(D) FUND/SERV

All portfolios processed through Fund/SERV will be subject to an additional monthly charge of $250.00

All transactions processed through Fund/SERV will be billed at the transaction fee rates listed in (b) above.

                                 FEE INCREASES
                                 -------------

     On each annual anniversary date of this Agreement, the fees enumerated above will be increased by the change in the Consumer Price Index for the Northeast region (CPI) for the twelve month period ending with the month preceding such annual anniversary date.

(e) IRA PLAN FEES:

The following fees will be charged directly to the shareholder account:
Annual maintenance fee ............................ $15.00/account *<F16>
Incoming transfer from prior custodian ............ $12.00
Distribution to a participant ..................... $15.00
Refund of excess contribution ..................... $15.00
Transfer to successor custodian ................... $15.00
Automatic periodic distributions .................. $15.00/year per account

*<F16> Includes $8.00 Bank Custody Fee.

(F) EXPENSES:

     The Fund shall reimburse ADS for any out-of-pocket expenses, exclusive of salaries, advanced by ADS in connection with but not limited to the costs for printing fund documents, (i.e. printing of confirmation forms, shareholder statements, redemption/dividend checks, envelopes, financial statements, proxy statement, fund Prospectus, etc.) proxy solicitation and mailing expenses, travel requested by the Fund, telephone toll charges, 800line costs and fees, facsimile and data transmission costs, stationery and supplies (related to Fund records), record storage, postage (plus a $0.085 service charge for all mailings), pro-rata portion of annual SAS-70 audit letter, telex and courier charges incurred in connection with the perforrnance of its duties hereunder. ADS shall provide the Fund with a monthly invoice of such expenses and the Fund shall reimburse ADS within fifteen (15) days after receipt thereof.

(G) SPECIAL REPORTS:

     All reports and/or analyses requested by the Fund that are not included in the fee schedule, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

            Labor: Senior staff - $150.00/hr.
                   Junior staff - $ 75.00/hr.
                   Computer time - $45.00/hr.

(H) SERVICE DEPOSIT:
     The Fund will remit to ADS upon execution of this Agreement a security deposit of equal to one ( l) month's shareholder service fee. The service deposit computation will be based either on the total number of shareholder accounts (open and closed) of each portfolio to be serviced or the minimum fee, whichever is greater, as of the execution date of this Agreement. The Fund will have the option to have the security deposit applied to the last month's service fee, or applied to any new contract between the Fund and ADS.

     However, if the Fund elects or is forced to terminate this Agreement for any reason what-so-ever other than a material breach by ADS (including, but not limited to, the voluntary or involuntary termination of the Fund, liquidation of the Fund's assets, the sale or merger of the Fund or it's assets to any successor entity) prior to the termination date of this Agreement as specified in Paragraph 7 of this Agreement, the Fund will forfeit the Security Deposit paid to ADS upon execution of this Agreement

(I) CONVERSION CHARGE: (EXISTING FUNDS ONLY, NEW FUNDS PLEASE IGNORE)

     There will be a charge to convert the Fund's shareholder accounting records on to the ADS stock transfer system. In addition, ADS will be reimbursed for all out-of-pocket expenses, enumerated in paragraph (b) above and data media conversion costs, incurred during the conversion process.

     The conversion charge will be estimated and agreed upon in advance by the Fund and ADS. The charge will be based upon the quantity of records to be converted and the condition of the previous service agents records.

                                   SCHEDULE A
                                   ----------
                 PORTFOLIOS TO BE SERVICED UNDER THIS AGREEMENT
                                EQUITY PORTFOLIO